Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 7, 2023, relating to the consolidated financial statements of ThredUp Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of ThredUp Inc. for the year ended December 31, 2022.

/S/ DELOITTE & TOUCHE LLP

San Francisco, California
March 7, 2023